Exhibit 21.01

                                LOEWS CORPORATION

                          Subsidiaries of the Registrant

                                December 31, 1995

                                            Organized Under
          Name of Subsidiary                    Laws of          Business Names
          ------------------                ---------------     ----------------

CNA Financial Corporation .............     Delaware      )
 Continental Casualty Company .........     Illinois      )
  Continental Assurance Company .......     Illinois      )
  National Fire Insurance Company of                      )
   Hartford ...........................     Connecticut   )
  American Casualty Company of                            )
   Reading, Pennsylvania ..............     Pennsylvania  )     CNA Insurance
  CNA Management Company Limited ......     Great Britain )
 The Continental Corporation ..........     New York      )
  The Buckeye Union Insurance Company .     Ohio          )
  Firemen's Insurance Company of                          )
   Newark, New Jersey .................     New Jersey    )
  The Continental Insurance Company ...     New Hampshire )

Lorillard, Inc. .......................     New York      )
 Lorillard Tobacco Company ............     Delaware      )     Lorillard

Diamond Offshore Drilling, Inc. .......     Delaware            Diamond Offshore

L.T. Holding Corp. ....................     Delaware            L.T. Holding

  The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a "significant subsidiary" as defined in Regulation S-X, have been omitted.